Exhibit 99.2
INDEPENDENT AUDITORS’ REPORT
To the Board of Directors and Stockholders of MarketSoft Software Corporation:
We have audited the accompanying balance sheets of MarketSoft Software Corporation (the “Company”) as of June 30, 2005 and 2004, and the related statements of operations, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2005 and 2004, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

November 28, 2005
Boston, Massachusetts

MarketSoft Software Corporation
Balance Sheets
(in thousands, except share data)

	June 30,	June 30,	September 30,
	2004	2005	2005
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$18,188	$10,684	$8,536
Restricted cash	251
Accounts receivable	462	338	585
Prepaid expenses and other current assets	636	477	518

Total current assets	19,537	11,499	9,639
Property and equipment, net	462	181	140
Intangible assets, net	—	843	744
Goodwill	—	2,451	2,451
Other assets	—	229	216

Total assets	$19,999	$15,203	$13,190

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Current portion of notes payable	$295	$10	$8
Current portion of capital lease obligation	—	5	5
Accounts payable	106	204	190
Accrued payroll and related expenses	157	727	358
Accrued expenses	801	481	469
Deferred revenue	2,403	2,330	2,029

Total current liabilities	3,762	3,757	3,059

Capital lease obligation, net of current portion	—	3	2

Total liabilities	3,762	3,760	3,061

Commitments and contingencies (Note 13)
Redeemable convertible preferred stock:
Preferred stock, $0.01 par value, 18,256,336 shares authorized:
Series A redeemable convertible preferred stock; 1,544,240 shares designated; 1,927,237, 1,544,240 and 1,544,240 shares issued and outstanding at June 30, 2004 and 2005 and September 30, 2005, respectively (liquidation preference of $2,285 at June 30, 2005)	5,250	2,285	2,285
Series B redeemable convertible preferred stock; 2,019,744 shares designated; 2,520,662, 2,019,744 and 2,019,744 shares issued and outstanding at June 30, 2004 and 2005 and September 30, 2005, respectively (liquidation preference of $6,625 at June 30, 2005)	15,250	6,625	6,625

	June 30,	June 30,	September 30,
	2004	2005	2005
			(unaudited)
Series C redeemable convertible preferred stock; 241,117 shares designated; 229,358, 183,778 and 183,778 shares issued and outstanding at June 30, 2004 and 2005 and September 30, 2005, respectively (liquidation preference of $869 at June 30, 2005)	2,000	869	869
Series D redeemable convertible preferred stock; 5,746,834 shares designated; 7,172,131, 5,746,834 and 5,746,834 shares issued and outstanding at June 30, 2004 and 2005 and September 30, 2005, respectively (liquidation preference of $15,229 at June 30, 2005)	35,000	15,229	15,229
Series E redeemable convertible preferred stock; 5,294,118 shares designated; 0, 4,090,895, and 4,090,895 shares issued and outstanding at June 30, 2004 and 2005 and September 30, 2005, respectively (liquidation preference of $3,396 at June 30, 2005)	—	3,396	3,396

Total redeemable convertible preferred stock	57,500	28,404	28,404

Stockholders’ deficit:
Common stock, $0.01 par value; 40,000,000 shares authorized; 508,165, 1,047,252 and 1,047,252 shares issued and outstanding at June 30, 2004 and 2005, and September 30, 2005, respectively	5	10	10
Additional paid-in capital	160	32,741	32,741
Deferred stock-based compensation	(4)	—	—
Accumulated deficit	(41,424)	(49,712)	(51,026)

Total stockholders’ deficit	(41,263)	(16,961)	(18,275)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$19,999	$15,203	$13,190

See notes to financial statements.

MarketSoft Software Corporation
Statements of Operations
(in thousands)

	Year Ended June 30,		Three Months Ended September 30,
	2004	2005	2004	2005
			(unaudited)
Revenue:
License	$2,944	$849	$379	$194
Maintenance	2,831	2,975	731	716
Services	1,203	1,867	667	452

Total revenue	6,978	5,691	1,777	1,362

Cost of revenue:
License	(125)	264	41	79
Maintenance	432	359	105	55
Services	570	662	225	199

Total cost of revenue	877	1,285	371	333

Gross profit	6,101	4,406	1,406	1,029

Operating expenses:
Sales and marketing	6,754	6,275	1,587	1,076
Research and development	4,668	4,475	1,209	857
General and administrative	1,758	2,212	609	486

Total operating expenses	13,180	12,962	3,405	2,419

Loss from operations	(7,079)	(8,556)	(1,999)	(1,390)

Other income (expense):
Interest income	205	274	57	77
Interest expense	(38)	(6)	(3)	(1)

Total other income, net	167	268	54	76

Net loss	$(6,912)	$(8,288)	$(1,945)	$(1,314)

See notes to financial statements.

MarketSoft Software Corporation
Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit
(in thousands, except share data)

	Redeemable
	Convertible
	Preferred Stock		Common Stock		Additional	Deferred
				Par	Paid-In	Stock-Based	Accumulated
	Shares	Value	Shares	Value	Capital	Compensation	Deficit	Total
Balance at July 1, 2003	13,898,568	$67,500	493,899	$5	$140	$—	$(44,412)	$(44,267)
Net loss	—	—	—	—	—	—	(6,912)	(6,912)
Issuance of common stock upon exercise of stock options	—	—	14,266	—	15	—	—	15
Repurchase and retirement of Series D redeemable convertible preferred stock	(2,049,180)	(10,000)	—	—	—	—	9,900	9,900
Deferred stock based compensation on issuance of common stock options to nonemployee	—	—	—	—	5	(5)	—	—
Amortization of non-employee deferred stock based compensation	—	—	—	—	—	1	—	1

Balance at June 30, 2004	11,849,388	57,500	508,165	5	160	(4)	(41,424)	(41,263)
Net loss	—	—	—	—	—	—	(8,288)	(8,288)
Issuance of Series E redeemable convertible preferred stock in connection with acquisition	4,090,895	3,396	—	—	—	—	—	—
Conversion of redeemable convertible preferred stock into common stock	(2,354,792)	(11,427)	539,117	5	11,421	—	—	11,426
Reduction of redemption value of redeemable convertible preferred stock	—	(21,065)	—	—	21,065	—	—	21,065
Deferred stock-based compensation on issuance of common stock options to nonemployee	—	—	—	—	74	(74)	—	—
Amortization of non-employee deferred stock based compensation	—	—	—	—	—	78	—	78
Issuance of warrant for Series C redeemable convertible preferred stock	—	—	—	—	21	—	—	21

Balance at June 30, 2005	13,585,491	28,404	1,047,282	10	32,741	—	(49,712)	(16,961)
Net loss (unaudited)	—	—	—	—	—	—	(1,314)	(1,314)

Balance at September 30, 2005 (unaudited)	13,585,491	$28,404	1,047,282	$10	$32,741	$—	$(51,026)	$(18,275)

See notes to financial statements.

MarketSoft Software Corporation
Statements of Cash Flows
(in thousands)

	Year Ended June 30,		Three Months Ended September 30,
	2004	2005	2004	2005
			(unaudited)
Cash flows from operating activities:
Net loss	$(6,912)	$(8,288)	$(1,945)	$(1,314)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,164	645	149	140
Loss on disposal of property and equipment	1	49	49	—
Stock compensation on warrants granted to a customer	—	21	21	—
Stock-based compensation	1	78	—	—
Changes in current assets and liabilities, net of acquisition of Elity Systems, Inc.
Accounts receivable	489	139	(782)	(247)
Prepaid expenses and other assets	(3)	(28)	197	(28)
Accounts payable	(98)	93	325	(14)
Accrued expenses	(544)	104	(128)	(381)
Deferred revenue	253	(94)	(280)	(301)

Net cash used in operating activities	(5,649)	(7,281)	(2,394)	(2,145)

Cash flows from investing activities:
Cash paid for acquisition of Elity Systems, Inc., net of cash acquired	—	(154)	(154)	—
Decrease in restricted cash	21	274	—	—
Purchases of property and equipment, net of acquisition	(157)	(38)	(7)	—

Net cash (used in) provided by investing activities	(136)	82	(161)	—

Cash flows from financing activities:
Payments on capital lease obligation	—	(3)	—	(1)
Repayments of notes payable	(925)	(302)	(295)	(2)
Repurchase and retirement of Series D redeemable convertible preferred stock	(100)	—	—	—
Proceeds from issuance of common stock upon exercise options	16	—	—	—

Net cash used in financing activities	(1,009)	(305)	(295)	(3)

Net decrease in cash and cash equivalents	(6,794)	(7,504)	(2,850)	(2,148)
Cash and cash equivalents at beginning of period	24,982	18,188	18,188	10,684

	Year Ended June 30,		Three Months Ended September 30,
	2004	2005	2004	2005
			(unaudited)
Cash and cash equivalents at end of period	$18,188	$10,684	$15,338	$8,536

Supplemental disclosure of cash flow information:
Cash paid for interest	$43	$7	$3	$1

Supplemental disclosure of non-cash financing activities:
Excess of carrying value above price of Series D redeemable convertible preferred stock	$9,900	$—	$—	$—

Conversion of redeemable convertible preferred stock into common stock	$—	$11,427	$11,427	$—

Reduction of liquidation preference of redeemable convertible preferred stock	$—	$21,065	$21,065	$—

Supplemental disclosure of cash flow related to acquisition (Note 5):
Fair value of tangible assets acquired, net of cash	$—	$108	$108	$—
Intangibles acquired, including goodwill	—	3,642	3,642	—
Liabilities assumed	—	(200)	(200)	—
Fair value of Series E redeemable convertible preferred stock issued as consideration	—	(3,396)	(3,396)	—

Cash paid in connection with acquisition, net of cash received of $24	$—	$154	$154	$—

See notes on financial statements.

MarketSoft Software Corporation
Notes to Financial Statements
Years Ended June 30, 2004 and 2005
(Information for the Three Months Ended September 30, 2004 and 2005 is Unaudited)
(dollars in thousands, except share data)
1. NATURE OF BUSINESS
MarketSoft Software Corporation (the “Company”) is an enterprise software company that develops and markets products and solutions to help customers generate revenue. The Company offers solutions to improve customers’ ability to acquire, cross-sell, and retain customers by connecting the business processes between marketing, customer service, and sales. These solutions are designed to accelerate revenue conversion, increase marketing effectiveness, reduce operating costs, and improve viability of marketing results across organizational boundaries.
The Company primarily sells to multinational corporations typically located in North America. The Company’s installed base is primarily concentrated in the financial services and insurance industries. The Company offers its software primarily through a direct sales force, as well as through alliances with select partners.
The Company has its corporate headquarters, including a sales office, in Lexington, Massachusetts, and has additional sales offices in two other locations within the United States.
The Company is subject to a number of risks similar to those of other companies at its stage of development, including dependence on key individuals, competition from established companies, the need for further development of commercially viable products and services, and the need to fund future product and services development. The Company has funded its operations to date primarily through the sale of preferred stock and the sale of its products and services. The Company’s management believes that the current cash balance and proceeds from the sale of its product and services will be sufficient to fund operations through at least 2006.
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Unaudited Interim Financial Information—The accompanying interim balance sheet as of September 30, 2005, the statements of operations and cash flows for the three months ended September 30, 2004 and 2005, and the statement of redeemable convertible preferred stock and stockholders’ deficit for the three months ended September 30, 2005 are unaudited. These unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim information and with Article 10 of Regulation S-X. In the opinion of the Company’s management, the unaudited interim financial statements have been prepared on the same basis as the audited financial statements and include all adjustments consisting of normal recurring adjustments necessary for the fair presentation of the Company’s financial position at September 30, 2005 and its results of operations and cash flows for the three months ended September 30, 2004 and 2005. The results of operations for the three months ended September 30, 2005 are not necessarily indicative of the results to be expected for any other interim period or any fiscal year.
Cash Equivalents and Restricted Cash—Cash equivalents and restricted cash consist of investments in money market funds and bank certificates of deposit with initial maturities of three months or less when purchased.
Accounts Receivable, Concentration of Credit Risk, and Significant Customers—Financial instruments that potentially expose the Company to concentrations of credit risk include cash, cash equivalents, restricted cash, and accounts receivable. The Company maintains substantially all of its cash, cash equivalents, and restricted cash with one financial institution that management believes to be of high quality. To minimize credit risk related to accounts receivable, ongoing credit evaluations of customers’ financial condition are performed. To date, losses resulting from uncollected receivables have not exceeded

MarketSoft Software Corporation
Notes to Financial Statements
Years Ended June 30, 2004 and 2005
(Information for the Three Months Ended September 30, 2004 and 2005 is Unaudited)
(dollars in thousands, except share data)
management’s expectations. As of June 30, 2004 and 2005, the Company has determined that an allowance for doubtful accounts is not required based upon the expected collectibility of accounts receivable.
For the year ended June 30, 2005, there were three customers who individually accounted for 14%, 11%, and 10% of total revenue. As of June 30, 2005, there were three customers who individually accounted for 42%, 37%, and 12% of accounts receivable.
For the year ended June 30, 2004, there were three customers who individually accounted for 22%, 22%, and 13% of total revenue. As of June 30, 2004, there were three customers who individually accounted for 48%, 29%, and 17% of accounts receivable.
Property and Equipment—Property and equipment are recorded at cost. Depreciation is computed using the straight-line method based on the estimated useful lives of the related assets ranging from two to five years. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the related assets. Assets held under capital leases are stated at the lesser of the present value of future minimum payments using the Company’s incremental borrowing rate at the inception of the lease or the fair value of the property at the inception of the lease. The assets recorded under capital leases are amortized using the same estimated useful lives of the assets in a manner consistent with the Company’s depreciation policy for owned assets. Amortization of assets under capital leases is included in depreciation expense. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to income. Repair and maintenance costs are charged to expense as incurred.
Impairment of Long-Lived Assets and Intangible Assets—The Company continually evaluates whether events or changes in circumstances have occurred that indicate that the carrying value of its long-lived assets, including intangible assets, may be impaired. When such events occur, the Company compares the carrying amounts of the assets to their fair value. If this comparison indicates that there may be impairment, the amount of the impairment is calculated as the difference between the carrying value and fair value. To date, the Company believes that no impairments have occurred.
Income Taxes—Deferred tax assets and liabilities are recognized for the difference between the financial statement carrying amounts and the tax basis of existing assets and liabilities using tax rates expected to be in effect in the years in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized.
Revenue Recognition—Revenue is derived from licensing software products and from providing software hosting, maintenance and support, and professional services. The Company follows American Institute of Certified Public Accountants Statement of Position (“SOP”) No. 97-2, Software Revenue Recognition, as amended by SOP No. 98-9, Modification of SOP No. 97-2, Software Revenue Recognition, with Respect to Certain Transactions, both of which provide guidance to applying generally accepted accounting principles in recognizing revenue on software transactions.
The Company recognizes revenue from perpetual software licenses upon delivery of software to the customer and from term software licenses ratably over the term of the license, provided that evidence of the arrangement exists, delivery has occurred and title and risk of loss have passed to the customer, fees are fixed or determinable, and collection of the related receivable is probable.
When the Company sells its product together with a support and maintenance arrangement and/or with professional services in a bundled arrangement, arrangement consideration is assigned to the various contract elements using the residual method when vendor specific objective evidence (“VSOE”) of fair

MarketSoft Software Corporation
Notes to Financial Statements
Years Ended June 30, 2004 and 2005
(Information for the Three Months Ended September 30, 2004 and 2005 is Unaudited)
(dollars in thousands, except share data)
value exists for the undelivered elements, which typically includes maintenance and professional services. Under the residual method, arrangement consideration is first allocated to the undelivered elements based on the respective VSOE of fair value for these elements, with the fair value determined by the price charged when that element is sold separately, and the remaining arrangement consideration is allocated to the delivered product.
Customers may choose to use the Company’s software products on a hosted basis. Hosted software fees are typically invoiced and paid up-front. Revenue is recognized ratably over the period hosting services are provided to subscribers.
The Company recognizes revenue from maintenance and support services ratably over the contract period, which is generally one year. The Company generally provides professional services on a time-and-material basis and recognizes revenue as the services are performed. The Company does provide for certain fixed price service contracts that are recognized as revenue using the proportional performance method.
In accordance with Financial Accounting Standards Board (“FASB”) Emerging Issues Task Force (“EITF”) Issue No. 01-14, Income Statement Characterization of Reimbursements Received for ‘Out of Pocket’ Expenses Incurred, the Company classifies reimbursements received for out-of-pocket expenses incurred as services revenue and classifies the related costs as cost of revenue. The amounts of reimbursed expenses included within revenue and cost of revenue were $83 and $73 for the years ended June 30, 2004 and 2005, respectively.
Payments received and billings made in advance of satisfying the above revenue recognition criteria are recorded as deferred revenue in the accompanying balance sheets.
Cost of Revenue—Cost of license revenue consists primarily of third-party royalties, escrow fees, and amortization of acquired technology. During the year ended June 30, 2004, the Company recorded a reduction of cost of license revenue of $132 related to the release of certain third-party royalty accruals. Cost of maintenance revenue consists primarily of third-party royalties and salaries and compensation related to client support personnel. Cost of services revenue consists primarily of salaries and compensation related to professional services personnel, third-party royalties, third-party subcontractors, and reimbursed expenses.
Sales Commission Costs— Sales commission costs are deferred and amortized to sales and marketing expense over the period that the related revenue is recognized. The commission payments, which are paid in full the month after they are earned, are a direct and incremental cost of the revenue arrangement. The Company believes this is the proper method of accounting as the commission charges are so closely related to the revenue from the noncancelable customer contracts that they should be recorded as an asset and charged to expense over the same period that the revenue is recognized. As of June 30, 2004 and 2005 deferred sales commissions were $45 and $382 respectively, which is included in prepaid expenses and other assets in the accompanying balance sheets.
Research and Development and Software Development Costs—Costs incurred in the research and development of the Company’s products are expensed as incurred, unless criteria for capitalization are met. Costs associated with the development of computer software are expensed as incurred prior to the establishment of technological feasibility, as defined by Statements of Financial Accounting Standards (“SFAS”) No. 86, Accounting for Costs of Computer Software to be Sold, Leased, or Otherwise Marketed. Costs incurred subsequent to the establishment of technological feasibility and prior to the general release of the products are capitalized. No software development costs were capitalized during the years ended June 30, 2004 and 2005, since such costs incurred subsequent to establishment of technological feasibility and prior to the general release of the products were not material.

MarketSoft Software Corporation
Notes to Financial Statements
Years Ended June 30, 2004 and 2005
(Information for the Three Months Ended September 30, 2004 and 2005 is Unaudited)
(dollars in thousands, except share data)
Comprehensive Loss—The Company has no element of comprehensive loss other than net loss for the years ended June 30, 2004 and 2005.
Advertising Costs—The Company expenses costs of producing advertising and sales-related materials as incurred. Advertising expense for the years ended June 30, 2004 and 2005 was $17 and $3, respectively, and is included in sales and marketing expense in the accompanying statements of operations.
Stock-Based Compensation—The Company uses the intrinsic value method in accordance with Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its stock-based awards to employees and directors. Accordingly, compensation expense is recorded for options issued to employees and directors in fixed amounts and with fixed exercise prices only to the extent that such exercise prices are less than the fair market value of the Company’s common stock at the date of grant. No compensation expense was recorded in the statements of operations related to employee stock options for the years ended June 30, 2004 and 2005, and for the three months ended September 30, 2004 and 2005.
Stock awards to nonemployees are accounted for using the fair value method. Under the fair value method, compensation is determined based on the estimated fair value of the award itself, measured using either current market data or an established option-pricing model. The measurement date for nonemployee awards is generally the date performance of services required from the nonemployee is complete. Interim measurements of compensation are made from the date of issuance of the awards to nonemployees to the measurement date and compensation expense increases or decreases in the interim periods based upon any changes in fair value.
The Company follows the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123.
Had compensation cost for the Company’s stock option plan been determined based on the fair value at the grant date for awards under this plan issued to employees and directors, consistent with the methodology prescribed in SFAS No. 123, the Company’s pro forma net loss would have been as follows:

	Year ended June 30,		Three months ended September 30,
	2004	2005	2004	2005
Net loss:
As reported	$(6,912)	$(8,288)	$(1,945)	$(1,314)
Add: stock-based compensation for employees included in reported net loss	—	—	—	—
Deduct: stock-based employee compensation expense determined under fair-value method for all awards	(59)	(181)	(13)	(13)

Pro forma	$(6,971)	$(8,469)	$(1,958)	$(1,327)

MarketSoft Software Corporation
Notes to Financial Statements
Years Ended June 30, 2004 and 2005
(Information for the Three Months Ended September 30, 2004 and 2005 is Unaudited)
(dollars in thousands, except share data)
Since options vest over several years and additional option grants are expected to be made in future years, the pro forma results are not representative of the pro forma results for future years.
The weighted-average grant date fair value of options granted in 2004, 2005 and the three months ended September 30, 2005 was estimated as $0.62, $0.04 and $0.02 per share, respectively, using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Year ended June 30,		Three months ended September 30,
	2004	2005	2004	2005
Risk-free interest rate	3.0%	3.4%	3.0%	3.4%
Expected dividend yield	0%	0%	0%	0%
Expected life	5 years	5 years	5 years	5 years
Expected volatility	0%	0%	0%	0%
Derivative Instruments—The Company’s articles of incorporation related to its redeemable convertible preferred stock provide for redemption of certain classes of such stock at the greater of issuance price plus dividends, if any, or the market value of the stock on the redemption date. Because this feature is not considered clearly and closely related to the basic purpose of the preferred stock, it is required to be accounted for separately from the underlying preferred stock. Of the total proceeds received for the stock, no amounts were initially allocated to this feature based on its “at par” estimated fair value. This initial estimate will be adjusted up or down to reflect changes in its estimated fair value, with those adjustments recorded through the statements of operations. To date, no adjustments have been required, as the estimated fair value at June 30, 2004 and 2005, is approximately the same as the amount initially allocated.
In arriving at the estimated fair value of the derivative, management considered a number of factors including the remote probability that the derivative would be exercised and benefit the holder.
The Company does not presently hold or utilize any other form of derivative securities.
Use of Estimates—The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The most critical estimates relate to revenue recognition, realizable value of accounts receivable, the fair value of the Company’s common stock, realizable value of the deferred tax asset, and the fair value of the embedded derivative related to the redeemable convertible preferred stock.
Reclassifications—Certain amounts related to the prior-year financial statements have been reclassified to conform to the current-year presentation, including the reclassification of redeemable convertible preferred stock from permanent equity to temporary equity.
Recent Accounting Pronouncements—In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment. This statement is a revision of SFAS No. 123 and supersedes APB Opinion No. 25, and its related implementation guidance. SFAS No. 123R requires entities to recognize stock compensation expense for awards of equity instruments based on the grant-date fair value of those awards (with limited exceptions). SFAS No. 123R is effective for the first annual reporting period that begins after December 15, 2005. Therefore, the Company will adopt this standard on July 1, 2006, for its fiscal 2007 financial statements. The Company has not quantified the effect that the adoption of SFAS No. 123R will have to its financial statements.

MarketSoft Software Corporation
Notes to Financial Statements
Years Ended June 30, 2004 and 2005
(Information for the Three Months Ended September 30, 2004 and 2005 is Unaudited)
(dollars in thousands, except share data)
3. RESTRICTED CASH
As of June 30, 2004, the Company had one letter of credit to comply with the requirements stated in a facility lease agreement. Under the terms of this letter of credit, the Company was required to maintain cash equivalents totaling $251 as collateral for the letter of credit. This letter of credit expired in May 2005 and the related cash was released from restriction. At June 30, 2005 there is no restricted cash.
4. PROPERTY AND EQUIPMENT
Property and equipment at June 30, 2004 and 2005 consisted of the following:

	Estimated Useful
	Life	As of June 30,
	(In Years)	2004	2005
Computer equipment and software	3	$6,258	$5,090
Furniture and fixtures	5	538	405
Leasehold improvements	2 - 5	163	163

		6,959	5,658

Less accumulated depreciation and amortization		(6,497)	(5,477)

		$462	$181

Depreciation and amortization expense was $1,164 and $298 for the years ended June 30, 2004 and 2005, respectively. The cost and accumulated depreciation related to computer equipment financed under a capital lease totaled $11 and $3 as of June 30, 2005, respectively. The Company did not own any property and equipment financed under a capital lease at June 30, 2004.
5. ACQUISITION
On August 12, 2004, the Company acquired all of the outstanding capital stock of Elity Systems, Inc. (“Elity”), a privately held software company located in New Jersey. Elity is a provider of event-triggered software solutions. The acquisition of Elity provides the Company with the ability to offer and develop various integrated point solution offerings. In connection with this acquisition, the Company issued 4,090,895 shares of Series E redeemable convertible preferred stock (“Series E”) valued at $0.83 per share as consideration, of which 15% (or approximately 600,000 shares) were placed in escrow to serve as security for breaches of representations and warranties in the definitive agreement relating to such acquisition for 18 months from the acquisition date. As of June 30, 2005, no claims have been made against the escrow account.
In addition, upon the achievement of certain financial milestones set forth in the merger agreement, the Company would be required to issue certain stockholders of Elity up to an aggregate of approximately 1.2 million additional shares of Series E, the maximum liquidation value of which is approximately $1,000 (“Earnout Consideration”). On August 12, 2005, the measurement date for the Earnout Consideration, the Company determined that no additional shares of Series E would be issued as the financial milestones were not achieved.

MarketSoft Software Corporation
Notes to Financial Statements
Years Ended June 30, 2004 and 2005
(Information for the Three Months Ended September 30, 2004 and 2005 is Unaudited)
(dollars in thousands, except share data)
The acquisition of the Elity business was accounted for as a purchase under SFAS No. 141, Business Combinations. Accordingly, the results of Elity have been included in the accompanying financial statements since the date of acquisition, August 12, 2004.
The components of purchase price are as follows:

Issuance of 4,090,895 shares of Series E preferred stock at a value of $0.83 per share	$3,396
Direct acquisition costs	178

3,574
Exit costs	65
Assumed liabilities:
Accounts payable	5
Accrued vacation	81
Deferred revenue	21
Note payable and capital lease obligation	28

Total purchase price to be allocated to acquired assets	$3,774

The fair value of the Series E issued in conjunction with the transaction was based on an independent third-party appraisal using established valuation techniques used in the high technology and computer software industry.
In connection with the acquisition of Elity, the Company’s management approved and initiated plans to restructure Elity’s operations in order to eliminate redundant headcount and relocate employees. Severance cost related to the reduction of six employees was $19 while the costs associated with the relocation of three employees was $46. These exit costs are accounted for in accordance with EITF Issue No. 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination.
The Company has allocated the purchase price of $3,774 to the net tangible and identifiable intangible assets based upon the estimated fair value as determined based on a valuation prepared by a third-party independent appraisal firm using assumptions provided by management. The total purchase price has been allocated as follows:

Cash and cash equivalents	$24
Accounts receivable	15
Other current assets	42
Property and equipment	28
Acquired intangible assets:
Acquired technology	940
Employee noncompete agreements	220
Trade names	30
Goodwill	2,451
Other assets	24

Total assets	$3,774

None of the goodwill amount will be deductible for tax purposes. The useful lives of the acquired technology, noncompete agreements, and trade names are three years.

MarketSoft Software Corporation
Notes to Financial Statements
Years Ended June 30, 2004 and 2005
(Information for the Three Months Ended September 30, 2004 and 2005 is Unaudited)
(dollars in thousands, except share data)
6. GOODWILL AND INTANGIBLE ASSETS
The Company reviews goodwill for impairment annually on the last day of its fiscal year and whenever events or changes in circumstances indicate that the carrying amount of goodwill may exceed its fair value. The carrying amount of goodwill as of June 30, 2005 was $2,451, which represents the goodwill from the acquisition of Elity (see Note 5).
The Company operates as a single reporting unit. On June 30, 2005, the Company prepared its annual impairment analysis and concluded that the fair value of the Company as of June 30, 2005, as determined by management based on current market data and Company financial data available at the time, exceeded the net assets of the Company, including goodwill. Accordingly, the Company concluded that no impairment existed as of that date. Unless changes in events or circumstances indicate that an impairment test is required, the Company will continue to test goodwill for impairment on an annual basis.
Intangible assets subject to amortization consist of the following:

As of June 30,
2005

Acquired technology	$940
Employee noncompete agreements	220
Tradenames	30

1,190
Less accumulated amortization	(347)

$843

All intangible assets above resulted from the Company’s acquisition of Elity in August 2004 (see Note 5) and are amortized on a straight-line basis over 36 months. Amortization expense for the year ended June 30, 2005 was $347. Amortization expense for the years ended June 30, 2006, 2007 and 2008 is expected to be $397, $397 and $49, respectively. Amortization of acquired technology, employee noncompete agreements, and trade names is included in cost of revenues, general and administrative expenses, and sales and marketing expenses, respectively, in the accompanying statements of operations.
7. NOTES PAYABLE TO BANK
During the year ended June 30, 2001, the Company entered into a $3,000 line of credit with a bank. The Company obtained the line to finance purchases of property and equipment. Advances on the line of credit were repayable under notes payable to the bank in 36 equal monthly installments of principal plus interest. Borrowings under the notes were collateralized by all of the Company’s assets and bore interest at the higher of prime rate plus 0.5% or 5.25%. The outstanding balance was $295 as of June 30, 2004. In September 2004, the Company repaid the outstanding balance on the note payable to bank and is no longer able to borrow against this line of credit.
Upon acquiring Elity, the Company assumed a note obligation related to a purchase of certain software licenses. The outstanding balance on the note was $10 as of June 30, 2005. Monthly payments of $1, including principal and interest, will be payable through 2006.

MarketSoft Software Corporation
Notes to Financial Statements
Years Ended June 30, 2004 and 2005
(Information for the Three Months Ended September 30, 2004 and 2005 is Unaudited)
(dollars in thousands, except share data)
8. REDEEMABLE CONVERTIBLE PREFERRED STOCK
In June 2004, the Company repurchased and retired 2,049,180 shares of Series D redeemable convertible preferred stock (“Series D”) for $100. The carrying value of these shares was $10,000, and accordingly, the excess of the carrying value over the purchase price for these shares of $9,900 was recorded as a decrease to accumulated deficit.
In August 2004, the Company effected a recapitalization of its preferred stock (the “Recapitalization”) in connection with an acquisition (see Note 5) which resulted in a reduction of the aggregate liquidation preference and redemption value from $57,500 to $25,009. Additionally, holders of 382,997 shares of Series A redeemable convertible preferred stock (“Series A”), 500,918 shares of Series B redeemable convertible preferred stock (“Series B”), 45,580 shares of Series C redeemable convertible preferred stock (“Series C”), and 1,425,297 shares of Series D elected to convert into 147,009, 192,264, 17,495, and 182,349 shares of common stock of the Company, respectively.
In August 2004, the Company issued 4,090,895 shares of Series E preferred stock in connection with the acquisition of Elity (see Note 5).
At June 30, 2005, the total number of shares of preferred stock which the Company shall have authority to issue is 18,256,336 shares, of which (i) 1,544,240 shares are designated as Series A; (ii) 2,019,744 shares are designated as Series B; (iii) 241,117 shares are designated as Series C; (iv) 5,746,834 shares are designated as Series D; and (v) 5,294,118 shares are designated as Series E. The balance of the 3,410,283 shares of preferred stock shall be undesignated preferred stock and may be designated from time to time by the Board of Directors of the Company.
As of June 30, 2005, the Company’s outstanding Series A, Series B, Series C, Series D, and Series E (collectively “Preferred Stock”) had the following characteristics:
Voting—Holders of Series A, Series B, Series C, Series D, and Series E preferred stock have voting rights on a per share equivalent to the number of common shares into which their preferred shares may be converted.
Dividends—At any time that a dividend is declared or paid on the common stock, there will simultaneously be declared and paid dividends to the holders of the Series A, Series B, Series C, Series D, and Series E preferred stock in an amount which such holders would have received had all shares of Series A, Series B, Series C, Series D, and Series E preferred stock been converted (on the date for determination of stockholders entitled to such dividend) to common stock at the conversion price then in effect. There have been no dividends declared on the preferred or common stock through June 30, 2005.
Liquidation Preference—In the event of any liquidation, dissolution, or winding-up of the Company, the holders of the Series A, Series B, Series C, Series D, and Series E preferred stock will be entitled to receive prior to and in preference to holders of common stock, an amount equal to $1.48, $3.28, $4.73, $2.65, and $0.83 per share, respectively, plus any dividends, if declared. Any remaining amount shall be distributed on a pro-rata basis between Series A and common stockholders. However, for Series A holders, if they would receive a certain minimum threshold amount on an as-converted basis, no preference will be paid. The merger or consolidation of the Company into or with another company or the sale of all or substantially all of the assets of the Company may be deemed to be a liquidation, dissolution, or winding-up of the Company unless a majority of the voting power of the holders of the preferred stock, voting together as a single Series on an as-converted basis, elect to the contrary by giving written notice to the Company at least three days prior to the effective date of such event.

MarketSoft Software Corporation
Notes to Financial Statements
Years Ended June 30, 2004 and 2005
(Information for the Three Months Ended September 30, 2004 and 2005 is Unaudited)
(dollars in thousands, except share data)
Conversion—Series A, Series B, Series C, Series D, and Series E preferred stockholders may convert their shares into common stock of the Company at any time at the option of the holder. Each share of Series A, Series B, Series C, Series D, and Series E preferred stock converts into common stock at an exchange ratio determined by dividing $5.1504, $11.4144, $16.4604, $3.074, and $0.83, respectively, by the conversion price. The conversion price of Series A, Series B, Series C, Series D, and Series E preferred stock is $1.48, $3.28, $4.73, $2.65, and $0.83, respectively. Conversion is mandatory upon the closing of a public offering of stock with minimum proceeds of $20,000 or upon the election of at least 85% of the preferred stockholders voting together as a single class on an as-converted basis.
Redemption—Redemption is optional at the election of a majority of the Series A, Series B, Series C, Series D, and Series E preferred stockholders, voting together as a single class, at any time on or after August 31, 2007, at a price per share equal to (a) with respect to Series A, Series B, Series D, and Series E preferred stock, the greater of (i) $1.48, $3.28, $2.65, and $0.83 per share, respectively, plus declared and unpaid dividends, subject to adjustment in the event of any stock split, stock dividend, combination, reclassification of shares, or similar event or (ii) the fair market value of each share of outstanding preferred stock determined in accordance with the Company’s certificate of incorporation, and (b) with respect to Series C preferred, $4.73 per share plus declared and unpaid dividends, subject to adjustment in the event of any stock split, stock dividend, combination, reclassification of shares, or similar event. Such redemption, if elected by the holders, is to occur in increments based on the then-outstanding shares to be redeemed as follows: one-third no earlier than 90 days following the initial redemption date as established by the holders, and one-third on each of the first and second anniversaries of the initial redemption date.
9. COMMON STOCK
In August 2004, in connection with the Recapitalization (see Note 8), the Company completed a reverse 0.127947428-for-1 stock split of its outstanding common stock. All common share and per share amounts have been retroactively restated to show the impact of the common stock reverse split.
As of June 30, 2005, the Company has the authority to issue up to 40,000,000 shares of common stock, $0.01 par value per share. Each holder of common stock is entitled to one vote per share and will be entitled to any dividends declared by the Board of Directors, subject to the preferential dividend rights of the Series A, Series B, Series C, Series D, and Series E preferred stockholders.
As of June 30, 2005, the Company has reserved 33,051,178 shares of its common stock for issuance upon conversion of preferred stock and the exercise of stock options and warrants.
10. STOCK-BASED COMPENSATION
In 1998, the Company adopted the 1998 Stock Plan (the “Plan”). The Plan provides for the issuance of incentive stock options, nonqualified stock options, and stock awards to directors, officers, employees, and consultants of the Company. Eligibility for incentive stock options is limited to those individuals whose employment status would qualify them for this tax treatment in accordance with the Internal Revenue Code. As of June 30, 2005, the total number of shares of common stock which may be issued under the Plan was 9,224,985. Options granted under the Plan are subject to terms and conditions as determined by the Board of Directors. Options granted under the Plan typically vest over a four-year period and generally expire upon the earlier of 10 years from the date of grant or two months from termination of employment. On November 2, 2004, the Company granted options to purchase 4,454,979 shares of common stock to employees, of which 50% vested immediately and the remaining 50% vest quarterly over a two-year period.

MarketSoft Software Corporation
Notes to Financial Statements
Years Ended June 30, 2004 and 2005
(Information for the Three Months Ended September 30, 2004 and 2005 is Unaudited)
(dollars in thousands, except share data)
Activity under the Plan was as follows:

	Year ended June 30,
	2004		2005

		Weighted-		Weighted-
		Average		Average
		Exercise		Exercise
	Shares	Price	Shares	Price
Outstanding — beginning of year	451,191	$3.75	520,404	$4.06

Granted	255,266	4.45	5,943,347	0.28
Exercised	(14,266)	1.09
Cancelled	(171,787)	4.03	(559,525)	0.57

Outstanding — end of year	520,404	4.06	5,904,226	0.58

Options exercisable — end of year	252,740	3.63	3,603,555	0.60

Weighted-average fair value of options granted during the year		0.62		0.04

Options available for future grant	171,426		3,187,654

Information regarding stock options outstanding and exercisable at June 30, 2005, is as follows:

Options Outstanding			Options Exercisable
		Weighted-Average		Weighted-
		Remaining		Average
Exercise		Contractual Life		Exercise
Price	Number of Shares	(in years)	Number of Shares	Price
$0.28	5,436,097	9.10	3,293,162	$0.28
0.70	11,867	3.12	11,867	0.7
1.48	36,275	3.91	36,275	1.48
3.13	3,360	4.46	3,360	3.13
4.45	415,987	7.01	258,251	4.45
12.73	640	6.05	640	12.73

	5,904,226	8.91	3,603,555

The exercise price for each of the above grants was determined by the Board of Directors to be not less than the fair value of the common stock on the date of grant. In reaching this determination at the time of

MarketSoft Software Corporation
Notes to Financial Statements
Years Ended June 30, 2004 and 2005
(Information for the Three Months Ended September 30, 2004 and 2005 is Unaudited)
(dollars in thousands, except share data)
each such grant, the Board of Directors considered a broad range of factors, including the illiquid nature of an investment in the Company’s common stock, the Company’s historical financial performance, and the Company’s future prospects.
Pursuant to a consulting agreement entered into in February 2004, the Company agreed to issue 41,989 common stock options at an exercise price of $4.45 per share as partial compensation for services. In connection with the Recapitalization (see Note 8), the Company agreed to issue an additional 343,180 common stock options at an exercise price of $0.28 per share. The fair value of these common stock options was deemed to be $5 and $79 at June 30, 2004 and 2005 as determined using the Black-Scholes option-pricing model with the following weighted-average assumptions.

	June 30,

	2004	2005

Risk-free interest rate	3.0%	3.5%
Expected dividend yield	0%	0%
Contractual life	6 years	6 years
Expected volatility	100%	100%
The fair value of the common stock options will be expensed over their respective vesting terms using a variable accounting approach as prescribed under EITF 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. The compensation expense was $1 and $78 for the years ended June 30, 2004 and 2005, respectively and is included in general and administrative expense in the accompanying statements of operations.
Pursuant to a marketing alliance agreement entered into in March 2000, the Company issued a fully vested stock purchase warrant to an investor/customer upon receipt of a purchase order. The warrant allowed the holder to purchase 57,339 shares of Series C preferred stock at $8.72 per share and expired on the earlier of 10 years from the date of issuance or immediately prior to an initial public offering or sale of the Company. The warrant was recorded as a reduction of revenue at its fair value on its grant date of $265 as determined using the Black-Scholes option-pricing model.
In August 2004 in connection with the Recapitalization (see Note 8), the warrant was canceled and a new fully vested warrant was issued that allows the holder to purchase 45,944 shares of Series C preferred stock at $4.73 per share and expires on the earlier of March 30, 2010, or immediately prior to an initial public offering or sale of the Company. This warrant was recorded as a reduction of revenue at its fair value on its grant date of $21 as determined using the Black-Scholes option-pricing model with the following weighted-average assumptions:

Risk-free interest rate	3.5%
Expected dividend yield	0%
Contractual life	6 years
Expected volatility	100%

MarketSoft Software Corporation
Notes to Financial Statements
Years Ended June 30, 2004 and 2005
(Information for the Three Months Ended September 30, 2004 and 2005 is Unaudited)
(dollars in thousands, except share data)
11. INCOME TAXES
Deferred income tax assets and liabilities at June 30, 2004 and 2005, consisted of the following:

	As of June 30,
	2004	2005

Deferred tax assets:

Net operating loss carryforwards	$12,041	$24,273
Credit carryforwards	1,357	1,926
Accrued expenses	72	48
Capitalized research and development expenses	7,865	5,046
Depreciation and amortization	249	168
Deferred compensation	107	136
Other	1	1

Total deferred tax assets	21,692	31,598
Deferred tax liabilities — intangible assets	—	(334)

Net deferred tax assets	21,692	31,264

Valuation allowance	(21,692)	(31,264)

	$—	$—

As of June 30, 2005, the Company had federal and state net operating loss carryforwards (“NOL”) of approximately $62,437 and $53,933, respectively, which will expire at various dates through 2025. Included within these federal and state NOL totals was $17,594 and $14,699 of federal and state NOL, respectively, acquired in conjunction with the acquisition of Elity. The Company also has federal and state research and development credit carryforwards of approximately $1,359 and $514, respectively, which may be available to reduce future taxable income and expire at various dates through 2025. Included within these federal and state credit carryforward totals was $473 and $124, respectively, of federal and state credit carryforwards acquired in conjunction with the acquisition of Elity.
The Company has provided a valuation allowance for the full amount of the net deferred tax assets since realization of any future benefit from deductible temporary differences and net operating loss and tax credit carryforwards cannot be sufficiently assured at June 30, 2004 and 2005. For the years ended June 30, 2004 and 2005, the valuation allowance increased by approximately $2,688 and $9,572, respectively, primarily due to the increase in the net operating loss carryforwards. The valuation allowance increase in the current fiscal year included $6,811 and $596 related to NOL and tax credits, respectively, recorded in connection with the Elity acquisition.

MarketSoft Software Corporation
Notes to Financial Statements
Years Ended June 30, 2004 and 2005
(Information for the Three Months Ended September 30, 2004 and 2005 is Unaudited)
(dollars in thousands, except share data)
Under provisions of the Internal Revenue Code, certain substantial changes in the Company’s ownership may limit the amount of the net operating loss carryforwards and research and development credit carryforwards which could be utilized annually to offset future taxable income and taxes payable. The Company has not determined whether there has been such a change in ownership or the impact on the utilization of the loss carryforwards if such change has occurred.
12. 401(k) SAVINGS PLAN
The Company has established a retirement savings plan under Section 401(k) of the Internal Revenue Code (the “401(k) Plan”). The 401(k) Plan covers substantially all employees of the Company who meet minimum age and service requirements, and allows participants to defer a portion of their annual compensation on a pretax basis. Company contributions to the 401(k) Plan may be made at the discretion of the Board of Directors. The Company has not made any contributions to the 401(k) Plan through June 30, 2005.
13. COMMITMENTS AND CONTINGENCIES
Operating Lease Obligations—The Company leases its office space under noncancelable leases. The lease term for the Company’s Massachusetts headquarters expires in December 2005. The Company also maintains sales offices in California and Illinois that have leases that expire in September 2006 and December 2005, respectively. Total rent expense was $602 and $686 for the years ended June 30, 2004 and 2005, respectively. Rent expense for the year ended June 30, 2005 includes accrued lease payments of $41 related to the closing of the California office prior to the end of the lease term. As of June 30, 2005, the future noncancelable minimum lease commitments were as follows:

Year Ending June 30:
2006	$196
2007	9

Total	$205

Capital Lease Obligation—The Company leases equipment under a capital lease. As of June 30, 2005, the future noncancelable minimum lease commitments were as follows:

Year Ending June 30:
2006	$6
2007	3

Total payments due	$9

Less: interest	1

Total capital lease obligation	8

Less: current capital lease obligation	5

Long-term capital lease obligation	$3

MarketSoft Software Corporation
Notes to Financial Statements
Years Ended June 30, 2004 and 2005
(Information for the Three Months Ended September 30, 2004 and 2005 is Unaudited)
(dollars in thousands, except share data)
Transaction Bonus Agreements—The Company’s Board of Directors approved transaction bonus agreements for several key employees providing for bonus payments in the event of a sale of the Company. Bonus amounts are calculated based on a percentage of the aggregate proceeds received plus a percentage of any remaining cash not acquired in the sale of the company. The maximum bonus percentages relating to aggregate proceeds received and cash not acquired in the sale of the Company are 13.4% and 5%, respectively. The bonus agreements terminate upon the earlier of the employee’s termination of employment or the closing of a public offering except for one of the agreements with a former employee that expires in October 2006.
Guarantees and Indemnification Obligations—As permitted under Delaware law, the Company has agreements whereby the Company indemnifies its officers and directors for certain events or occurrences while the officer or director is, or was, serving at the Company’s request in such capacity. The term of the indemnification period is for the officer’s or director’s lifetime. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited; however, the Company has directors and officers insurance coverage that limits its exposure and enables it to recover a portion of any future amounts paid.
The Company enters into standard indemnification agreements in the ordinary course of business. Pursuant to these agreements, the Company indemnifies and agrees to reimburse the indemnified party for losses incurred by the indemnified party, generally the Company’s customers, in connection with any patent, copyright, trade secret, or other proprietary right infringement claim by any third party with respect to the Company’s software. The term of these indemnification agreements is generally perpetual after execution of the agreement. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited. Based on historical experience and information known as of June 30, 2005, the Company has not incurred any costs for the above guarantees and indemnities.
The Company warrants that its products will perform in all material respects in accordance with its standard published specification documentation in effect at the time of delivery of the licensed products to the customer for the warranty period of the product. If necessary, the Company would provide for the estimated cost of warranties based on specific warranty claims and claim history; however, to date the Company has not incurred significant expense under its warranties. As a result, the Company believes the estimated fair value of these agreements is minimal.
14. SUBSEQUENT EVENT (UNAUDITED)
Sale of the Company
On December 20, 2005, Unica Corporation, a Delaware corporation, acquired certain assets of the Company in exchange for $7,258 in cash and the assumption of specified liabilities of the Company, effective as of December 20, 2005.